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                                                                   Exhibit 10.11

                             FIRST AMENDMENT TO THE
                            COMMERCIAL LOAN AGREEMENT


         This First Amendment to the Commercial Loan Agreement ("Amendment") is entered into the 5th day of June, 1997, by and between AB Plastics Corporation, a California corporation ("Borrower") and SUMITOMO BANK OF CALIFORNIA ("Bank"), with reference to the following:

                                    RECITALS

         A. Borrower and Bank have entered into a Commercial Loan Agreement, dated September 27, 1996 (the "Agreement"), pursuant to which Bank agreed, subject to the terms and conditions of the Agreement, to (i) on a revolving basis, make advances to Borrower, which may not at any time exceed, in the aggregate outstanding, a principal amount equal to the lesser of Ten Million Dollars ($10,000,000) or the Borrowing Base (the "Revolving Line of Credit"); and (ii) make equipment loans under an Equipment Line in the aggregate principal amount not to exceed Two Million Dollars ($2,000,000). Capitalized terms used herein without definition shall have the meanings given them in the Agreement.

         B. The Revolving Line of Credit is evidenced by that certain Revolving Line Note dated September 27, 1996 in the maximum principal amount of Ten Million and No/100 Dollars ($10,000,000). The Equipment Line is evidenced by that certain Equipment Line Note dated September 27, 1996 in the maximum principal amount of Two Million Dollars ($2,000,000).

         C. In connection with the Agreement, Borrower executed that certain Security Agreement dated as of September 27, 1996 in favor of Bank (the "Security Agreement").

         D. Borrower and Bank now desire to amend the Agreement and the other Loan Documents as described below:

                                    AMENDMENT

         NOW THEREFORE in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

1. AMENDMENTS TO THE AGREEMENT. The Agreement is hereby amended, effective as of the date hereof, as follows:

         a. Section 1.5(a), 1.5(b), and 1.5(d)(ii) are restated in their entirety as follows:
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               "(a) Equipment Line Availability Period. The period under which
               Borrower may draw on the Equipment Line (the "Equipment Line Availability Period") is between the date of this Agreement and October 31, 1997, provided that Bank need not make any Equipment Loan upon occurrence and during the continuance of any Event of Default or any other event which, with the giving of notice or the passage of time (or both), would constitute an Event of Default. The total balance outstanding under the Equipment Line at October 31, 1997 will be termed out into an Equipment Term Loan."

               "(b) Interest Rate. During the Equipment Line Availability Period, each Equipment Loan outstanding under the Equipment Line will bear interest at a rate per annum equal to the Bank's Prime Rate in effect from time to time. Commencing November 1, 1997, the Equipment Term Loan will bear interest at a rate per annum equal to the Bank's Prime Rate in effect from time to time plus one quarter of one percent (0.25%).

               "(d) Repayment Terms.

               "(ii) The aggregate principal amount outstanding under the Equipment Line at October 31, 1997 shall be repaid by Borrower in forty-eight (48) equal monthly payments, with the first such payment to be made on December 1, 1997 and then on the first day of each month thereafter, provided that the last such payment shall be made on November 1, 2001."

b. Section 6.6(a), (b) and (c) remain unchanged, Section 6.6 last paragraph, is restated in its entirety as follows:

               "Since the date of the most current financial statements submitted to Bank, there has been no material adverse change in the assets, financial condition, or operating performance of Borrower."

c.   Section 7.1 is restated in entirety as follows:

               "7.1 Use of Proceeds. To use the proceeds of the Revolving Line of Credit only for working capital purposes, except that Borrower may, for the purpose of purchasing the real property and improvements located at 15730 S. Figueroa Street and West 57th Street, Gardena, California ("Gardena Property"), borrow and utilize in one single drawdown, a principal amount under the

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               Revolving Line of Credit equal to the lesser of (a) $3,200,000, or (b) 100% of the appraised value of the Gardena Property as reflected in an appraisal satisfactory to Bank".

d.   Section 7.2 (a), (b) and (d) are restated in their entirety as follows:

               "(a) Within 120 days of Borrow's fiscal year end, the consolidating and consolidated financial statements of Borrower and AB Plastics Holding Corporation ("Holdings"). These financial statement must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") reasonably acceptable to Bank. Along with the financial statements, Borrower shall also provided Bank a CPA compliance certificate in form reasonably satisfactory to Bank."

               "(b) Within 30 days of the month's end, the consolidating and consolidated financial statements of Borrower and Holdings (including balance sheet, income statement and statement of cash flows). These financial statements may be Borrower prepared. The statements shall reflect the results for the month just ended as well as the results for the fiscal year-to-date period and shall be accompanied by a compliance certificate in form reasonably satisfactory to Bank."

               "(d) Within 60 days after the start of each of Borrower's fiscal years, a one year consolidated operating plan covering the current fiscal year. Such plan will detail, on a monthly basis, Borrower's best estimate of revenues, expenses and balance sheet categories, and will be presented in the customary form of balance sheet, income statement and statement of cash flows."

e.   Section 7.3 is restated in its entirety as follows:

               "7.3 Quick Ratio. To maintain on a consolidated basis for Borrower and Holdings, as of the last day of each fiscal month, a ratio of Quick Assets to Current Liabilities (as such terms are hereinafter defined) of at least 0.45:1, effective 1/31/97 and thereafter."

For purposes of this Section 7.3, (i) "Quick Assets" means the sum of cash, plus unencumbered short term cash investments, plus net trade receivables, plus unencumbered marketable securities not classified as long-term investments, and
(ii) "Current Liabilities" will include any outstanding balance under the Revolving Line of Credit that is in excess of the amount borrowed for purposes of funding the acquisition of the Gardena Property or funding the construction on the Gardena Property.


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Notwithstanding the above, upon the completion of an initial public offering
("IPO") by Borrower or Holdings, the minimum Quick Ratio shall be reset at 0.85:1 effective with the first full month following the IPO"

f.   Section 7.4 (Tangible Net Worth) is hereby deleted in its entirety.

g.   Section 7.5 is restated in its entirety as follows:

               "7.5 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis for Borrower and Holdings as of the last day of each fiscal month, ration of Total Liabilities Not Subordinated to Tangible Net Worth not exceeding the amounts indicated for each period specified below.

                            Period                                      Ratio
                            ------                                      -----

                   5/31/97 through 10/30/97                             3.50:1
                   10/31/97 through 10/30/98                            3.25:1
                   10/31/98 through lO/30/99                            2.75:1
                   10/31/99 and thereafter                              2.00:1

               Notwithstanding the above, upon the completion of an IPO by Borrower or Holdings, the ratio of Total Liabilities Not Subordinated to Tangible Net Worth shall be set at a maximum of 2:1 effective with the first full month following the IPO.

"Tangible Net Worth" means the gross book value of Holding's and Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expenses, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles), plus debt subordinated to Bank in a manner acceptable to Bank, less total liabilities, including, without limitation, accrued and deferred income taxes, and any reserves against assets.

"Total Liabilities Not Subordinated" means the sum of Borrower's current liabilities plus long term liabilities, excluding debt subordinated to Borrower's obligations to Bank in a manner acceptable to Bank."

h.   Section 7.6 is restated it is entirety as follows:

               "7.6 Fixed Charge Coverage Ratio. To maintain on a consolidated basis for Borrower and Holdings, as of last day of each fiscal quarter, a ratio of EBITDA to Fixed Charges of at least the levels indicated for each period specified below:


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                           Period                                      Ratio
                           ------                                      -----

                  4/30/97 through 10/31/97                             1.15:1
                  thereafter                                           1.25:1

"EBITDA" means, for any period (a) net income for that period, plus (b) interest expense for that period, plus (c) provision for income tax expense for that period, plus (d) depreciation and depletion expenses for that period, plus (e) amortization expense for that period.

"Fixed Charges" means, for any period, (a) interest expense for that period, plus (b) capital expenditures (net of new purchase money financing, including amounts borrowed for the purchase and/or development of the Gardena Property) during such period, plus (c) income taxes paid for such period, plus (d) the current portion of long term debt as of the date of calculation.

For any period of measurement, the (i) EBITDA would be calculated at the end of such period using fiscal year-to-date results on an annualized basis, and (ii) the Fixed Charges would be similarly calculated except that the current portion of long term debt would be the amount shown on the balance sheet as of the date of measurement."

i.   Section 7.7 is restated in its entirety as follows:

     "7.7. Profitability. To maintain on an unconsolidated basis for Borrower, and also on a consolidated basis with Holdings, a positive net income before taxes and extraordinary items and a positive net income after taxes and extraordinary items as of the end of each of Borrower's fiscal years. In addition, Borrower shall not experience a negative net income (either before or after taxes and extraordinary items) in each of any two (2) consecutive fiscal quarters."

j.   Section 7.10 is restated in its entirety as follows:

     "7.10 Leases. Not to permit the net aggregate payments due in any fiscal year under all leases (including capital and opening leases for real or personal property) to exceed Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000); however, such aggregate payments limitation shall reduce to One Million Eight Hundred Thousand Dollars (1,800,000) following the month of completion of the construction of a warehouse, as approved by Bank on the Gardena Property."

k.   A new Section 7.24 (i) is hereby being added:

     "(i) Holdings shall not incur any debt, direct or contingent, except for the Four Million dollars ($4,000,000) principal amount (plus interest and charges thereon) owed to Sirrom

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         Investments, Inc., or provide any guarantee of any person's one entity's (other than Borrower's) debt without the prior written consent of Bank."

2. AMENDMENT TO THE EQUIPMENT LINE NOTE. The third paragraph of the Equipment Line Note dated as of September 27, 1996 is hereby restated in its entirety as follows:

         "The principal indebtedness evidenced by this Equipment Line Note shall be payable as provided in the Agreement and any amendments thereof and in any event in full on November 1, 2001."

3. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Borrower reaffirms all of the representations and warranties contained in the Agreement.

4. ONGOING EFFECT. Except as set forth herein, all of the terms and conditions of the Agreement and the Equipment Line Note remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused their duly authorized, representatives to execute this Agreement, as of the day and year first above written.


BORROWER:                                 AB PLASTICS CORPORATION
                                          a California corporation


                                          By:  /s/Michael A. Gibbs
                                               ----------------------
                                                               CEO


BANK:                                     SUMITOMO BANK OF CALIFORNIA


                                          By:  /s/Sajeda Simjee
                                               -------------------
                                               Sajeda Simjee, Vice President

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